Exhibit 3.2

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BANYAN ACQUISITION CORPORATION

December 29, 2023

Banyan Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Banyan Acquisition Corporation” The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”).

2. The Original Certificate was amended and restated on January 19, 2022 (the “First Amended and Restated Certificate of Incorporation”).

3. The First Amended and Restated Certificate of Incorporation was amended on April 21, 2023 (the “Certificate of Incorporation Amendment”).

4. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

6. The text of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Pinstripes Holdings, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

Article IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 440,000,000 shares, consisting of (a) 400,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (b) 30,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of which 10,000,000 shares are designated as Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”), 10,000,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”), and 10,000,000 shares are designated as Series B-3 Common Stock, par value $0.0001 per share (“Series B-3 Common Stock”), and (c) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 4.2            Existing Common Stock. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DGCL, each share of the Corporation’s Class A common stock, par value $0.0001 per share, issued and outstanding or held in treasury shall automatically and without any action on the part of the holder thereof become one share of Class A Common Stock under this Second Amended and Restated Certificate, other than shares of the Corporation’s Class A common stock not included as part of the units sold in the Corporation’s initial public offering of securities and set forth in a schedule delivered by the Corporation to each holder of any such shares of Class A common stock, which shall automatically and without any action on the part of the holder thereof each become one share of Class B Common Stock under this Second Amended and Restated Certificate.

Section 4.3            Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as required by the DGCL, any Preferred Stock Designation or this Second Amended and Restated Certificate, a series of Preferred Stock may be authorized, and the terms of any series of Preferred Stock may be amended, without the consent, approval or other action of the holders of Common Stock, of any other series of Preferred Stock or of any other class of capital stock of the Corporation.

Section 4.4            Common Stock.

(a)               Voting.

(i)                 Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)              Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote. The holders of Common Stock shall vote together as a single class on all matters on which the holders of the shares of Common Stock are entitled to vote.

(iii)            Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)               Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Notwithstanding the foregoing or anything else to the contrary contained in this Second Amended and Restated Certificate, the payment of any dividend or other distribution so declared with respect to any share of Class B Common Stock with a record date prior to the occurrence of a Conversion Event (as defined below) with respect to such share (or if there is no record date for such dividend or other distribution, with an effective date prior to the occurrence of a Conversion Event with respect to such share) shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event, if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date (as defined below) with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Upon the occurrence of a Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Conversion Date with respect to such share of Class B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date. The Corporation shall pay, no later than five (5) business days following the Conversion Date with respect to a share of Class B Common Stock for which a Conversion Event applicable to such shares has occurred, the dividends previously declared in respect of such share of Class B Common Stock before the Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Conversion Date (which amount, excluding any amounts declared on the Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If any portion of a Dividend Catch-Up Payment was declared by the Corporation as an in-kind dividend (which for purposes of this Second Amended and Restated Certificate, shall not include any transaction subject to Section 8.3(e) hereof), then such portion of the Dividend Catch-Up Payment shall also be paid as an in-kind dividend; provided, however, to the extent the Corporation received cash in lieu of the in-kind distributions in respect of shares of Class B Common Stock which were declared substantially concurrently with such in-kind dividend by the Corporation comprising a portion of the Dividend Catch-Up Payment, then such equivalent portion of the Dividend Catch-Up Payment shall be paid in cash in lieu of such in-kind dividend and such holder of Class B Common Stock shall be treated for all purposes as if it received the in-kind distribution of property, which is then immediately exchanged by such holder for cash of equivalent value. If a dividend is declared by the Corporation on any Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with Section 8.3(a) on such Conversion Date) for purposes of such dividend. Notwithstanding the foregoing, in no event shall holders of any shares of Class B Common Stock be entitled to any dividend or other distribution in respect of a Split (as defined below).

(c)               Liquidation Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 8.3(a) on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock immediately in accordance with Section 8.3(a) and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.4(c)) shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Article V
BOARD OF DIRECTORS

Section 5.1            Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2            Number, Election and Term.

(a)               Subject to Section 2.1 of the Director Designation Agreement dated as of December 29, 2023, by and among the Corporation and the other persons party thereto (the “Director Designation Agreement”) (but only to the extent the Director Designation Agreement remains in effect), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)               Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)               Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)               Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3            Newly Created Directorships and Vacancies. Subject to Section 2.1 of the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4            Removal. Subject to Section 2.1 of the Director Designation Agreement (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5            Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1            Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2            Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3            Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
CONVERSION OF CLASS B COMMON STOCK

Section 8.1            Vesting of Class B Common Stock. As of the Closing, the shares of Class B Common Stock shall be unvested and shall be subject to the following vesting conditions (any one or more of which may be satisfied at the same time):

(a)               if the daily volume weighted average sale price of one (1) share of Class A Common Stock quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period during the Earnout Period, one hundred percent (100%) of the Series B-1 Common Stock shall immediately vest (the “B-1 Vesting Event”) and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a);

(b)               if the daily volume weighted average sale price of one (1) share of Class A Common Stock quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $14.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period during the Earnout Period, one hundred percent (100%) of the Series B-2 Common Stock shall immediately vest (the “B-2 Vesting Event”) and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a); and

(c)               Immediately upon the Corporation’s public issuance of an earnings release for the Corporation’s fiscal quarter ending at the end of the EBITDA Earnout Period that reports EBITDA equal to or in excess of the EBITDA Earnout Threshold, one hundred percent (100%) of the Series B-3 Common Stock shall immediately vest (the “B-3 Vesting Event”) and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a).

Section 8.2                  Change of Control.

(a)               If a Change of Control occurs during the five-year period beginning on the first day after the Closing (the “Change of Control Earnout Period”), the Series B-1 Common Stock and Series B-2 Common Stock shall vest immediately prior to the consummation of such Change of Control (each such vesting a “Stock Price Change of Control Vesting Event”) as follows:

(i)                 if the consideration per share paid or payable to the stockholders of the Corporation in connection with such Change of Control is less than $12.00, then no shares of Series B-1 Common Stock or Series B-2 Common Stock shall vest in connection with such Change of Control and all outstanding shares of Series B-1 Common Stock and Series B-2 Common Stock shall be cancelled immediately prior to the consummation of such Change of Control in accordance with Section 8.3(a);

(ii)              if the consideration per share paid or payable to the stockholders of the Corporation in connection with such Change of Control is equal to or greater than $14.00, then one hundred percent (100%) of any outstanding shares of Series B-1 Common Stock and Series B-2 Common Stock shall vest immediately prior to the consummation of such Change of Control and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a); and

(iii)            if the price per share paid or payable to the stockholders of the Corporation in connection with such Change of Control is equal to or greater than $12.00 but less than $14.00, then one hundred percent (100%) of any outstanding shares of Series B-1 Common Stock shall vest immediately prior to the consummation of such Change of Control and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a) and one hundred percent (100%) of any outstanding shares of Series B-2 Common Stock shall be forfeited for no consideration and shall be cancelled in accordance with Section 8.3(a).

(iv)             The value per share of Common Stock implied by the consideration received by the Corporation pursuant to a Change of Control shall be calculated inclusive of the consideration received by the holders of Class B Common Stock that have not vested prior to, but will vest upon, the Change of Control and taking in account any such shares of Class B Common Stock.

(b)               If a Change of Control occurs during the period beginning on the first day after the Closing and ending on the last day of the EBITDA Earnout Period, the Series B-3 Common Stock shall vest immediately prior to the consummation of such Change of Control (the “First EBITDA Change of Control Vesting Event”) and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a).

(c)               If a Change of Control occurs during the period beginning on the first day after the end of the EBITDA Earnout Period and ending on the date that the Corporation publicly issues its earnings release for the Corporation’s fiscal quarter ending on the last day of the EBITDA Earnout Period, then, as a condition to the consummation of such Change of Control, EBITDA shall be calculated prior to the consummation of such Change of Control. If the EBITDA equals or exceeds the EBITDA Earnout Threshold, all of the Series B-3 Common Stock shall vest (the “Second EBITDA Change of Control Vesting Event”) immediately prior to the consummation of such Change of Control and shall convert into shares of Class A Common Stock in accordance with Section 8.3(a). If the EBITDA is less than the EBITDA Earnout Threshold, all of the Series B-3 Common Stock shall be automatically forfeited for no consideration and shall be cancelled immediately prior to the consummation of such Change of Control in accordance with Section 8.3(a).

Section 8.3            Conversion Terms Upon the occurrence of any B-1 Vesting Event, B-2 Vesting Event , B-3 Vesting Event, Change of Control Vesting Event ,First EBITDA Change of Control Vesting Event or Second EBITDA Change of Control Vesting Event (each such event, a “Conversion Event” and the date any such Conversion Event occurs, a “Conversion Date”) applicable to any shares of Class B Common Stock, such shares of Class B Common Stock shall, automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to such shares of Class B Common Stock, and each holder of any such shares of Class B Common Stock shall become a record holder of Class A Common Stock as of such Conversion Date (it being understood that, (i) with respect to a Change of Control Vesting Event occurring prior to the expiration of the Change of Control Earnout Period, the holders of such shares of Series B-1 Common Stock and Series B-2 Common Stock so converted as of immediately prior to the Change of Control transaction shall participate in (or be eligible to participate in, as applicable) such Change of Control transaction as holders of Class A Common Stock and (ii) with respect to a First EBITDA Change of Control Vesting Event or Second EBITDA Vesting Event occurring prior to the date that the Corporation publicly issues its earnings release for the Corporation’s fiscal quarter ending on the last day of the EBITDA Earnout Period, the holders of such shares of Series B-3 Common Stock as of immediately prior to the Change of Control transaction shall participate in (or be eligible to participate in, as applicable)such Change of Control transaction as holders of Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock vesting upon such Conversion Event shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation, or any transfer agent of the Corporation, of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock. On the day immediately following the day on which the Earnout Period expires, all shares of Series B-1 Common Stock and Series B-2 Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with this Second Amended and Restated Certificate shall, automatically, without any further action on the part of any holder thereof, the Corporation or any other person, be forfeited, cancelled and transferred to the Corporation, without consideration. On the day immediately following the day on which the Corporation public issues its earnings release for the Corporation’s fiscal quarter ending on the last day of the EBITDA Earnout Period, all shares of Series B-3 Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with this Second Amended and Restated Certificate shall, automatically, without any further action on the part of any holder thereof, the Corporation or any other person, be forfeited, cancelled and transferred to the Corporation, without consideration.

(b)               If the consideration payable in a Change of Control pursuant to Section 8.2(a) consists in whole or in part of securities publicly traded on a securities exchange or other trading market, the value of each such security shall be deemed to be the volume weighted average sale price of one (1) share (or other applicable unit) of such security on the principal securities exchange or trading market therefor over a consecutive fifteen (15) Trading Day period ending on the Trading Day immediately preceding the day upon which the Change of Control is first publicly announced.

(c)               The price targets set forth in Section 8.1 and Section 8.2(a) shall be equitably adjusted for any stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction affecting the outstanding shares of Common Stock after the date of this Second Amended and Restated Certificate.

(d)               The Class B Common Stock shall not entitle the holder thereof to, without limiting Section 8.2, any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by any holder thereof or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions, and any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Class B Common Stock shall be null and void. Notwithstanding the foregoing, transfers, assignments and sales of Class B Common Stock by any of the holders thereof are permitted: (i) to any Affiliate of such holder, or as a distribution to any of such holder’s limited partners, members or stockholders; (ii) to the Corporation’s or the Company’s directors or officers, or any Affiliates or family members of any of the Corporation’s or the Company’s directors or officers; (iii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiaries of which are members of such individual’s immediate family or an Affiliate of such individual, or to a charitable organization; (iv) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owners of such entity; (viii) in the case of an entity, by virtue of the Laws of the state of such entity’s organization and such entity’s organizational documents upon dissolution of such entity; or (ix) to the Corporation pursuant to any contractual arrangement that provides for the repurchase by the Corporation, or forfeiture, of such Class B Common Stock in connection with the termination of such holder’s service to the Corporation or the Company; provided, however, that (1) any such permitted transfer must comply in all respects with all applicable securities Laws, and (2) such transferring holder shall provide advance written notice to the Corporation of any such permitted transfer.

(e)               If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 8.3(e) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to any Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of such shares of Class B Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of such shares of Class B Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any exchange, conversion or other similar transaction with respect to the shares of Class A Common Stock (whether by recapitalization, reorganization, merger or otherwise), any shares of Class B Common Stock which are outstanding shall remain outstanding and be converted into a right to receive the property or security into which the Class A Common Stock converted or was exchanged subject to the occurrence of a Conversion Event with respect to any such shares of Class B Common Stock (which Conversion Event and related definitions shall be equitably adjusted taking into account such event with respect to the Class A Common Stock).

(f)                Any determination made in good faith by the Board concerning any of the provisions of this Article VIII shall be conclusive and binding upon all holders of the Class B Common Stock.

(g)               The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding shares of Class B Common Stock, in each case, from time to time.

Section 8.4            Definitions. All capitalized terms used but not otherwise defined in this Article VIII shall have the respective meanings set forth in the Amended and Restated Business Combination Agreement dated as of November 22, 2023, by and among the Corporation, Panther Merger Sub Inc., a Delaware corporation and Pinstripes, Inc., a Delaware corporation (the “Amended and Restated Business Combination Agreement”).

Section 8.5            Amendments. Notwithstanding anything herein to the contrary, the affirmative vote of the holders of 80% of the outstanding shares of Class B Common Stock of the Corporation generally entitled to vote thereon, shall be required to amend or repeal any provision of this Article VIII.

Article IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1            Limitation of Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If, after this Second Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, the DGCL or any such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of, or increase the liability of, any director or officer of the Corporation existing hereunder with respect to any state of facts existing or any act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, modification or repeal.

Section 9.2            Indemnification and Advancement of Expenses.

(a)               To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)               The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

(c)               Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)               This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right, subject to the then-applicable terms of the Director Designation Agreement, at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, the provisions set forth in Section 4.4 and Articles V, VI, VII, IX, this Article X and Article XI (and any defined terms referenced therein and herein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, but subject to the then-applicable terms of the Director Designation Agreement, unless such action is approved by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1        Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2        Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Second Amended and Restated Certificate.

Article XII
Miscellaneous

Section 12.1        Severability. If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Section 12.2        Facts Ascertainable. When the terms of this Second Amended and Restated Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation who makes a request therefor.

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Banyan Acquisition Corporation

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	Chief Executive Officer